The Simply Good Foods Company Reports Third Quarter Fiscal Year 2023
Financial Results and Reaffirms Full Fiscal Year 2023 Outlook

Denver, CO, June 29, 2023 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and thirty-nine weeks ended May 27, 2023.

Third Quarter Summary:(1)
•Net sales of $324.8 million versus $316.5 million
•Net income(2) of $35.4 million versus $38.8 million
•Earnings per diluted share (“EPS”)(2) of $0.35 versus $0.38
•Adjusted Diluted EPS(3) of $0.44, the same as the year ago period
•Adjusted EBITDA(4) of $66.6 million versus $63.3 million
Reaffirm Full Year Fiscal 2023 Outlook:
•Net sales expected to increase slightly greater than the Company's long-term algorithm of 4-6%, including a headwind of almost 1 percentage point related to the frozen pizza licensing
•Adjusted EBITDA(4,6) anticipated to increase, but slightly less than the net sales growth rate.

“I’m pleased with our third-quarter financial and marketplace results that were greater than our expectations,” said Joseph E. Scalzo, Chief Executive Officer of Simply Good Foods. “U.S. retail takeaway in the third quarter of fiscal 2023, in the U.S. combined measured and unmeasured channels increased about 11%. As expected, retail takeaway growth outpaced the net sales change principally due to the customer inventory build last year. Total net sales in the third quarter of fiscal 2023 increased 2.6%. Gross margin of 36.7% exceeded our forecast and sequentially improved versus the second quarter gross margin of 34.6%. The better than expected gross margin was primarily due to input cost moderation compared to our estimate. Higher net sales and gross margin versus our forecast, as well as good cost control, resulted in Adjusted EBITDA greater than our outlook giving us flexibility to invest in brand building initiatives in the fourth quarter,” Scalzo concluded.

“As we enter the fourth quarter we are on track to deliver on our full-year objectives while also positioning the Company for success in fiscal 2024,” said Geoff E. Tanner, President, Chief Operating Officer and CEO Elect. “We reaffirm our previous full fiscal year 2023 outlook and anticipate net sales will increase slightly greater than our 4-6% long-term algorithm and that Adjusted EBITDA will increase slightly less than the net sales growth rate. Additionally, there is no change to our fiscal 2023 gross margin outlook. In the fourth quarter fiscal 2023 we expect net sales growth to meaningfully outpace retail takeaway as we lap a significant retail customer inventory reduction in the year ago period. We are confident in the strength of our business and diversification of our portfolio across brands, forms, customers and channels that provide us with multiple ways to win in the marketplace – over the near and long term - and deliver shareholder value,” Tanner concluded.

Fiscal Third Quarter 2023 Results

Net sales increased $8.3 million, or 2.6%, to $324.8 million versus the year ago period. Net price realization was about a 7.3 percentage point contribution and core volume was off about 4.6 percentage points. North America and International net sales increased 2.6% and 1.9%, respectively, versus last year.

Total Simply Good Foods retail takeaway for the thirteen weeks ended May 28, 2023, increased 9.7% in the U.S. measured channels of IRI MULO + Convenience Stores. In the third quarter of fiscal year 2023, total Simply Good Foods combined measured and unmeasured channel U.S. retail takeaway increased about 11%. Quest retail takeaway in the combined U.S. measured and unmeasured channels increased about 24% and Atkins, as expected, was off about 2% primarily due to incremental programming in the year ago period that did not repeat this year.

Gross profit was $119.2 million for the third quarter of fiscal 2023, an increase of $0.6 million from the year ago period. Gross margin was 36.7% in the third quarter of fiscal 2023 versus 37.5% last year, a decline of 80 basis points.

In the third quarter of fiscal 2023, the Company reported net income of $35.4 million compared to $38.8 million for the comparable period of fiscal 2022.

Operating expenses of $65.0 million increased $1.7 million versus the comparable period of 2022. Selling and marketing expenses declined $2.2 million to $30.2 million largely due to timing. General and administrative (“G&A”) expenses of $30.5 million increased $3.8 million compared to the year ago period primarily due to $2.4 million of fees associated with the Term Loan amendment, which both lowered the interest rate and extended the maturity, and executive transition costs of $0.7 million.

Net interest income and interest expense was $7.2 million, an increase of $2.4 million versus the third quarter of fiscal 2022.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $66.6 million versus $63.3 million in the year ago period.

In the third quarter of fiscal 2023, the Company reported earnings per diluted share (“Diluted EPS”) of $0.35 versus $0.38 in the year ago period. The diluted weighted average total shares outstanding in the third quarter of fiscal 2023 was approximately 100.9 million versus 102.2 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.44, the same as the year ago period.

Year-to-Date Third Quarter 2023 Highlights vs. Year-to-Date Third Quarter 2022
•Net sales were $922.3 million versus $894.5 million
•Net income(2) of $96.9 million versus $78.4 million
•Earnings per diluted share (“EPS”)(2) of $0.96 versus $0.78
•Adjusted Diluted EPS(3) of $1.18 versus $1.23
•Adjusted EBITDA(4) of $178.3 million versus $183.1 million

Net sales increased $27.7 million, or 3.1%, to $922.3 million. Net price realization was about an 8.0 percentage point contribution to net sales growth and core volume was off about 4.1 percentage points. The March 2022 agreement to license the Quest frozen pizza business to Bellisio Foods was a 0.8% percentage point headwind. North America net sales increased 3.5% and was primarily driven by price. International net sales declined 8.9%.

Gross profit was $333.0 million for the thirty-nine weeks ended May 27, 2023 compared to $343.7 million in the year ago period. Gross margin was 36.1% for the year-to-date third quarter of fiscal 2023, a decrease of 230 basis points primarily due to higher ingredient and packaging costs.

Net income was $96.9 million compared to $78.4 million for the comparable period of 2022. The year-to-date third quarter fiscal 2022 results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, the Company recognized a non-operating, non-cash charge of $30.1 million in the year-to-date second quarter fiscal 2022 related to the fair value change of private warrant liabilities.

Operating expenses of $183.8 million declined $0.7 million versus the comparable period of 2022. Selling and marketing expenses were $88.7 million compared to $94.8 million in the year ago period. G&A expenses increased $5.4 million to $82.1 million. Higher corporate and executive transition expenses were partially offset by lower employee costs.

Net interest income and interest expense was $22.5 million, an increase of $6.0 million versus the comparable period of fiscal 2022.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, declined 2.6% to $178.3 million.

For the year-to-date third quarter fiscal 2023, the Company reported Diluted EPS of $0.96 versus $0.78 in the year ago period. In the year ago period, results were affected by the remeasurement of the Company’s private warrant liabilities. The diluted weighted average total shares outstanding for the thirty-nine weeks ending May 27, 2023 was approximately 100.8 million versus 100.2 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $1.18 versus $1.23 in the year ago period. The calculation of Adjusted Diluted EPS for the year-to-date fiscal third quarter 2023 and the year-to-date fiscal third quarter 2022 assumes fully diluted shares outstanding(2,3) of approximately 100.8 million shares and 102.3 million shares to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP.

Balance Sheet and Cash Flow

As of May 27, 2023, the Company had cash of $68.8 million. Year-to-date third quarter fiscal 2023 net cash provided by operating activities was $110.4 million, an increase of about 64% versus the year ago period.

During the third quarter of fiscal 2023 the Company repaid $40.0 million of its term loan debt, and, at May 27, 2023, the outstanding principal balance was $325.0 million, and the trailing twelve month Net Debt to Adjusted EBITDA ratio was 1.1x(5). As previously reported, on April 25, 2023, the Company completed an amendment of its term loan facility to both lower the interest rate and extended its maturity from July 2024 to March 2027.

Outlook

The Company has a portfolio of brands aligned with consumer mega-trends of both health and wellness, convenience and on-the-go nutrition. As such, despite the challenging economic environment, the Company believes it is well positioned to deliver on its objectives. Therefore, the Company reaffirms its prior full year outlook and anticipates the following for the full fiscal year 2023:

•Net sales to increase slightly greater than the 4-6% long-term algorithm. Included in the sales outlook is a headwind of almost 1 percentage point related to the previously discussed agreement to license the Quest frozen pizza business;

•Gross margin will decline versus last year, although at a lower rate than fiscal 2022;

•Adjusted EBITDA(4,6) to increase, but slightly less than the net sales growth rate; and,

•Adjusted Diluted EPS(3,6) to increase less than the Adjusted EBITDA(4,6) growth rate primarily due to higher interest expense from an increase in the variable interest rate related to its term loan debt.

___________________________________
(1) All comparisons for the third quarter ended May 27, 2023 versus the third quarter ended May 28, 2022.
(2) Reflects, for the reporting period, the Company’s private warrants to purchase shares of common stock now being classified as a liability and measured at fair value, with changes in fair value each period reported in earnings in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, which affected Net income and fully diluted shares outstanding.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(6) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2023, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, June 29, 2023, at 7:00 a.m. Mountain time (9:00 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263. In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through July 6, 2023, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13739942.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements, and other product offerings. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Atkins Endulge®, Quest® and Quest Hero™ brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements
Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Undue reliance should not be placed on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These forward-looking statements include, among other things, statements regarding the effect of the novel coronavirus (“COVID-19”) on our business, financial condition and results of operations, our ability to continue to operate at a profit, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy, unexpected costs, the amounts of or changes with respect to certain anticipated restructuring, raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with the Quest Acquisition, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and political conditions affecting us and the industry in which we operate, unforeseen business disruptions or other effects due to current global geopolitical tensions, including relating to Ukraine, changes in consumer preferences and purchasing habits, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	May 27, 2023	August 27, 2022
Assets
Current assets:
Cash	$68,794	$67,494
Accounts receivable, net	145,430	132,667
Inventories	105,437	125,479
Prepaid expenses	5,759	5,027
Other current assets	24,390	20,934
Total current assets	349,810	351,601

Long-term assets:
Property and equipment, net	24,414	18,157
Intangible assets, net	1,111,865	1,123,258
Goodwill	543,134	543,134
Other long-term assets	50,778	58,099
Total assets	$2,080,001	$2,094,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$45,867	$62,149
Accrued interest	43	160
Accrued expenses and other current liabilities	25,166	39,675
Current maturities of long-term debt	199	264
Total current liabilities	71,275	102,248

Long-term liabilities:
Long-term debt, less current maturities	320,900	403,022
Deferred income taxes	117,281	105,676
Other long-term liabilities	39,727	44,639
Total liabilities	549,183	655,585

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 101,912,526 and 101,322,834 shares issued at May 27, 2023 and August 27, 2022, respectively	1,019	1,013
Treasury stock, 2,365,100 shares and 1,818,754 shares at cost at May 27, 2023 and August 27, 2022, respectively	(78,451)	(62,003)
Additional paid-in-capital	1,299,318	1,287,224
Retained earnings	311,314	214,381
Accumulated other comprehensive loss	(2,382)	(1,951)
Total stockholders’ equity	1,530,818	1,438,664
Total liabilities and stockholders’ equity	$2,080,001	$2,094,249

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 27, 2023	May 28, 2022	May 27, 2023	May 28, 2022
Net sales	$324,792	$316,531	$922,254	$894,514
Cost of goods sold	205,546	197,883	589,284	550,788
Gross profit	119,246	118,648	332,970	343,726

Operating expenses:
Selling and marketing	30,168	32,334	88,650	94,816
General and administrative	30,510	26,721	82,085	76,711
Depreciation and amortization	4,363	4,317	13,035	12,966
Total operating expenses	65,041	63,372	183,770	184,493

Income from operations	54,205	55,276	149,200	159,233

Other income (expense):
Interest income	407	—	660	1
Interest expense	(7,649)	(4,881)	(23,201)	(16,528)
Loss in fair value change of warrant liability	—	—	—	(30,062)
Gain on foreign currency transactions	180	76	74	503
Other income	4	17	10	26
Total other expense	(7,058)	(4,788)	(22,457)	(46,060)

Income before income taxes	47,147	50,488	126,743	113,173
Income tax expense	11,716	11,654	29,810	34,726
Net income	$35,431	$38,834	$96,933	$78,447

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	(262)	(72)	(431)	(820)
Comprehensive income	$35,169	$38,762	$96,502	$77,627

Earnings per share from net income:
Basic	$0.36	$0.39	$0.98	$0.80
Diluted	$0.35	$0.38	$0.96	$0.78
Weighted average shares outstanding:
Basic	99,518,546	100,426,227	99,404,174	98,294,114
Diluted	100,909,972	102,237,457	100,847,970	100,190,068

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirty-Nine Weeks Ended
	May 27, 2023	May 28, 2022
Operating activities
Net income	$96,933	$78,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,044	14,398
Amortization of deferred financing costs and debt discount	2,011	2,073
Stock compensation expense	10,456	8,691
Change in fair value change of warrant liability	—	30,062
Estimated credit losses	206	148
Unrealized loss (gain) on foreign currency transactions	(74)	(503)
Deferred income taxes	11,696	14,140
Amortization of operating lease right-of-use asset	5,018	4,955
Gain on lease termination	—	(30)
Other	759	345
Changes in operating assets and liabilities:
Accounts receivable, net	(13,334)	(35,269)
Inventories	19,444	(15,006)
Prepaid expenses	(745)	(170)
Other current assets	(1,595)	(37,288)
Accounts payable	(16,115)	5,585
Accrued interest	(117)	154
Accrued expenses and other current liabilities	(15,030)	676
Other assets and liabilities	(4,145)	(4,045)
Net cash provided by operating activities	110,412	67,363

Investing activities
Purchases of property and equipment	(10,108)	(4,696)
Issuance of note receivable	—	(2,400)
Investments in intangible and other assets	(338)	(187)
Net cash used in investing activities	(10,446)	(7,283)

Financing activities
Proceeds from option exercises	5,035	4,343
Tax payments related to issuance of restricted stock units and performance stock units	(2,755)	(3,536)
Payments on finance lease obligations	(217)	(235)
Repurchase of common stock	(16,448)	(28,504)
Principal payments of long-term debt	(81,500)	(50,000)
Deferred financing costs	(2,694)	(544)
Net cash used in financing activities	(98,579)	(78,476)

Cash and cash equivalents
Net increase (decrease) in cash	1,387	(18,396)
Effect of exchange rate on cash	(87)	(229)
Cash at beginning of period	67,494	75,345
Cash and cash equivalents at end of period	$68,794	$56,720

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, term loan transaction fees, executive transition costs, integration costs, restructuring costs, loss in fair value change of warrant liability, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and thirty-nine weeks ended May 27, 2023 and May 28, 2022:

(In thousands)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 27, 2023	May 28, 2022	May 27, 2023	May 28, 2022
Net income	$35,431	$38,834	$96,933	$78,447
Interest income	(407)	—	(660)	(1)
Interest expense	7,649	4,881	23,201	16,528
Income tax expense	11,716	11,654	29,810	34,726
Depreciation and amortization	5,140	4,826	15,044	14,398
EBITDA	59,529	60,195	164,328	144,098
Stock-based compensation expense	4,124	2,994	10,456	8,691
Executive transition costs	737	—	1,158	—
Integration of Quest	—	175	—	468
Restructuring	—	—	—	98
Loss in fair value change of warrant liability	—	—	—	30,062
Term loan transaction fees	2,423	—	2,423	—
Other (1)	(178)	(73)	(64)	(331)
Adjusted EBITDA	$66,635	$63,291	$178,301	$183,086
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss in fair value change of warrant liability, stock-based compensation expense, term loan transaction fees, executive transition costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and thirty-nine weeks ended May 27, 2023 and May 28, 2022:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 27, 2023	May 28, 2022	May 27, 2023	May 28, 2022
Diluted earnings per share	$0.35	$0.38	$0.96	$0.78

Depreciation and amortization	0.05	0.05	0.15	0.14
Stock-based compensation expense	0.04	0.03	0.10	0.09
Executive transition costs	0.01	—	0.01	—
Term loan transaction fees	0.02	—	0.02	—
Other (1)	—	—	—	—
Tax effects of adjustments (2)	(0.03)	(0.02)	(0.07)	(0.06)
Loss in fair value change of warrant liability (3)	—	—	—	0.30
Dilution impact from adjustments (3, 4)	—	—	—	(0.03)
Rounding (5)	—	—	0.01	0.01
Adjusted diluted earnings per share	$0.44	$0.44	$1.18	$1.23
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 25% for the thirteen and thirty-nine weeks ended May 27, 2023 and 26% for the thirteen and thirty-nine weeks ended May 28, 2022.

(3) Diluted earnings per share includes the fair value loss and related exclusion of anti-dilutive shares related to the Private Warrants in accordance with GAAP. With respect to the Company's non-GAAP measure, the non-cash fair value loss is reversed. The fair value adjustments are a permanent tax difference and do not effect tax expense. Note, mark to market gain adjustments are already excluded from the numerator, and dilutive shares are included, in calculating diluted earnings per share in accordance with GAAP.

(4) As noted above, the Company excludes the non-cash fair value loss related to its private warrant liabilities. The Company subsequently considers the dilutive share count effect of such adjustment such that the shares excluded in accordance with GAAP are included in this non-GAAP measure.

(5) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to its most directly comparable GAAP measure, which is total debt, and the calculation of the Net Debt to Adjusted EBITDA as of May 27, 2023:

(In thousands)	May 27, 2023
Total debt to Net Debt:
Current maturities of long-term debt	$199
Long-term debt, less current maturities	320,900
Total debt	321,099
Less: Deferred financing fees	4,103
Less: Finance lease liabilities	(202)
Total debt outstanding under the Credit Agreement	325,000
Less: Cash	(68,794)
Net Debt	$256,206

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the thirty-nine weeks ended May 27, 2023	$178,301
Add: Adjusted EBITDA for the fiscal year ended August 27, 2022	234,043
Less: Adjusted EBITDA for the thirty-nine weeks ended May 28, 2022	(183,086)
Trailing twelve months Adjusted EBITDA as of May 27, 2023	$229,258

Net Debt to Adjusted EBITDA	1.1	x